Exhibit 10(c)

AMENDMENT TO ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN C

Pursuant to Section 5.1 of the Alcoa Inc. Employees’ Excess Benefits Plan C (“Plan”), the Plan is amended effective September 1, 2014, as follows:

1. A new Section 2.9 shall be added to the Plan to allow the Company, in its sole and absolute discretion, to require that participants take distributions of balances in the Plan where the present value of a Participant’s nonqualified benefits under all nonqualified defined benefit plans of the Company, not otherwise payable under the provisions of the Plan, shall be equal to or less than the Internal Revenue Code Section 402(g) limit, as follows:

“2.9 Notwithstanding any provision to the contrary in this Plan, if at any time the present value of a Participant’s nonqualified benefits under all nonqualified defined benefit plans of the Company, not otherwise payable under the provisions of the Plan, shall be equal to or less than the Internal Revenue Code Section 402(g) limit in effect at the time of any payment event (for 2014, $17,500 or less and as adjusted from time to time by the Internal Revenue Service), the Company may, in the sole and absolute discretion of the Company, elect to distribute the entire benefit to the Participant in the form of a lump sum payment, in lieu of any other benefit payable under the Plan. The present value shall be determined by the Company, in the Company’s sole and absolute discretion, using reasonable actuarial assumptions. The distribution of the lump sum shall be made as soon as reasonably practicable, but no later than ninety (90) days after a payment event or two and one-half (2  1⁄2) months after the year of the payment event, whichever is later. This payment shall extinguish any and all liability under this Plan and any and all the plans from which the lump sum is provided.”

2. In all other respects, the Plan is ratified and confirmed.